Exhibits 5.1 and 23.1

June 8, 2012

The Board of Directors

Deere & Company

One John Deere Place

Moline, Ilinois  61265

Deere & Company

Registration Statement on Form S-3 ASR File No. 333-176858

2.600% Notes due 2022

3.900% Notes due 2042

Ladies and Gentlemen:

We have acted as counsel to Deere & Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 2.600% Notes due 2022 (the “2022 Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 3.900% Notes due 2042  (the “2042 Notes” and, together with the 2022 Notes, the “Notes”) pursuant to the Terms Agreement, dated as of June 5, 2012 (the “Terms Agreement”), between the Company and the underwriters named therein.  The Notes are to be issued as separate series under an indenture dated as of September 25, 2008 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)                               the Terms Agreement.

(b)                              the Indenture.

(c)                               specimens of the Notes.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below, including resolutions of the Board of Directors of the Company relating to the issuance and sale of the Notes.

In our review of the Opinion Documents and other documents, we have assumed:

(a)  the genuineness of all signatures.

(b)  the authenticity of the originals of the documents submitted to us.

(c)  the conformity to authentic originals of any documents submitted to us as copies.

(d)  as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company,  the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of our opinions below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Notes have been duly authorized, executed and delivered by the Company and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Terms Agreement, the Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the prospectus that is part of the Registration Statement on Form S-3ASR (File No. 333-176858) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Opinions” in the prospectus constituting a part of such Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

LLJ/LB

AA